Exhibit 99.1

CONTACT:

GTC Biotherapeutics, Inc.

Thomas E. Newberry

Vice President, Corporate Communications and Government Relations

(508) 370-5374 or tom.newberry@gtc-bio.com

GTC BIOTHERAPEUTICS REPORTS FOURTH QUARTER AND YEAR END

2008 FINANCIAL RESULTS

FRAMINGHAM, MA – February 27, 2009 — GTC Biotherapeutics, Inc. (“GTC”, Nasdaq: GTCB) reported today its financial results for the fourth quarter and year ended December 28, 2008. Revenues were $1.0 million for the fourth quarter of 2008, compared with $3.1 million for the fourth quarter of 2007. Revenues for 2008 increased to $16.7 million from $13.9 million for 2007. Revenues for the full year increased primarily due to the increase in services provided to PharmAthene for development of their recombinant human butyrlcholinesterase program, Protexia®. The reduction in revenues for the fourth quarter was primarily a result of the timing of completion of work on external programs and completion of shipments of ATryn® to LEO Pharma A/S in earlier quarters during 2008.

The net loss for the fourth quarter of 2008 was $6.2 million, or $0.06 per share, compared to $9.8 million, or $0.13 per share for the fourth quarter of 2007. The net loss for the 2008 financial year was $22.7 million, or $0.23 per share, compared to $36.3 million, or $0.47 per share, for the 2007 financial year.

“The recent approval of ATryn® in the US is an historic milestone for GTC, marking the FDA’s first approval of a transgenically produced therapeutic protein after rigorous review of both the product and our animals,” stated Geoffrey F. Cox, Ph.D., GTC’s Chairman of the Board and Chief Executive Officer. “We look forward to building on this success as ATryn® is commercialized and developed further with our partner OVATION Pharmaceuticals and in expanding our partnering relationships in our recombinant plasma protein and monoclonal antibody portfolio.”

Significant product development events for the year and outlook for 2009:

ATryn® (recombinant human antithrombin)

•	ATryn® was approved by the Food and Drug Administration, or FDA, for the prevention of peri-operative and peri-partum thromboembolic events in patients with hereditary antithrombin deficiency.

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Along with the approval of ATryn®, the FDA’s Center for Veterinary Medicine also approved GTC’s New Animal Drug Application, the first of its kind for the regulation of a genetic construct stably integrated into the genome of genetically engineered animals.

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GTC established a collaboration with OVATION for the commercial launch and further clinical development of ATryn® in the US. OVATION is working to launch the product in the approved indication in the second quarter of 2009. GTC and OVATION will also be discussing plans with the FDA to perform a phase III study of ATryn® in the treatment of heparin resistance associated with cardiopulmonary bypass surgery.

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LEO Pharma informed GTC in September 2008 that, as a result of an internal re-assessment of its strategic priorities, LEO wished to transfer the ATryn program to GTC or a third party. Pending any such transfer, further patients are not being enrolled in the DIC study at this time. While GTC has sought to conclude this matter by reaching agreements with LEO and a new partner for the transfer of the program, GTC has initiated International Chamber of Commerce (ICC) arbitration proceedings to resolve matters under the provisions of its agreement with LEO.

Other Recombinant Plasma Proteins

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GTC developed production animals for the recombinant human coagulation factor VIIa program with LFB Biotechnologies. GTC has now established both transgenic rabbits and goats for this protein and is in the process of evaluating the best commercial production system. GTC remains on track for initiating clinical studies in 2010.

•	The production of factor IX in transgenic pigs established by ProGenetics is being developed in collaboration with LFB and remains on plan for entering the clinic in 2010.

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GTC has successfully established alternatives for extending the half-life of alpha-1 antitrypsin, which is also being developed in the collaboration with LFB. GTC intends to discuss its clinical development plans with the FDA following the FDA’s March 2009 public meeting on alpha-1 antitrypsin deficiency and its treatment options.

Monoclonal Antibodies and Follow-on Biologics

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GTC has begun collaborating with AgResearch Limited of New Zealand for the development of transgenic production of two of the monoclonal antibodies in GTC’s follow-on biologics portfolio. Production of these follow-on antibodies in New Zealand will enable an earlier market introduction in Europe. GTC’s portfolio of follow-on monoclonal antibodies is being designed to address markets with current sales of the innovator products aggregating approximately $16 billion. GTC plans to further support the development and commercialization of its potential follow-on products through additional partnership arrangements.

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In collaboration with LFB, GTC continues developing large scale production for the monoclonal antibody to the CD20 immune system receptor. This antibody targets the same immune system receptor as Genentech’s Rituxan® and GTC believes this antibody has advantageous characteristics of antibody dependent cell cytotoxicity or ADCC.

External Programs

•	GTC continues to provide services to PharmAthene in its development of Protexia® as a biodefense product.

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GTC entered into a contract with JCOM of the Republic of Korea, associated with Dong-A Pharmaceuticals, to develop transgenic production for JCOM’s recombinant human insulin products. In addition to receiving compensation for its services under this contract, GTC is entitled to payments for successful demonstration of the production system, a license fee, and a royalty.

Cash and Investment Position

GTC ended 2008 with approximately $11.6 million of cash and marketable securities.

GTC used $20 million of cash and marketable securities in 2008, net of the $5.4 million of financing proceeds received from a financing transaction in February 2008 and the $10.4 million in net proceeds from the convertible debt financing with LFB in December 2008. GTC expects a similar cash use for fiscal 2009, within a range of $18 to 22 million, including projected receipts from new or expanded partnerships not currently contracted.

The financial report on Form 10-K for the financial year ended December 28, 2008 to be filed with the Securities and Exchange Commission will include an audit opinion from GTC’s auditors, PricewaterhouseCoopers LLP, which will refer to substantial doubt regarding GTC’s ability to continue as a going concern based on the amount of cash and marketable securities on its balance sheet at December 28, 2008 and its expected cash use in 2009. Inclusion of this information in this release satisfies Nasdaq Marketplace Rule 4350 (b) (1) (B) for public announcement of the auditors’ statement of uncertainty and in no way alters GTC’s plans for addressing the underlying circumstances.

Other Financial Results

Costs of revenue and operating expenses were $39.9 million for 2008, approximately 21% lower than the $50.3 million in 2007. The year-to-year decrease was primarily due to the completion of activities in the ATryn® development program and $5.1 million of funding received from LFB for GTC’s expenses in programs under the joint venture.

The weighted average number of shares outstanding increased from 78.1 million shares for the fourth quarter of 2007 to 102.9 million shares in the fourth quarter of 2008. The weighted average number of shares outstanding increased from 77.9 million shares for 2007 to 98.2 million shares for 2008. The increases in the weighted average shares outstanding primarily reflect the issuance of common stock in financing transactions.

Conference Call Information

GTC Biotherapeutics will discuss these results and its business outlook in a web cast conference call at 10:00 a.m. (Eastern) today. The dial-in number from inside the United States is 1-888-713-4215. The dial-in number from outside the United States is 1-617-213-4867. The participant passcode is 57945237. The webcast may be found at www.gtc-bio.com.

About GTC Biotherapeutics, Inc.

GTC Biotherapeutics develops, supplies, and commercializes therapeutic proteins produced through transgenic animal technology. ATryn®, GTC’s recombinant human antithrombin, has been approved for use in the United States and Europe. ATryn® is the first and only transgenically produced product to be approved for therapeutic use anywhere in the world. In addition to ATryn®, GTC is developing a portfolio of recombinant human plasma proteins with known therapeutic properties. These proteins include recombinant forms of human coagulation factors VIIa, VIII, and IX, which are being developed for the treatment of hemophilia, and alpha-1 antitrypsin. GTC also has a monoclonal antibody portfolio that includes a monoclonal antibody to CD20 and a monoclonal antibody to CD137. GTC’s intellectual property includes a patent in the United States through 2021 for the production of any therapeutic protein in the milk of any transgenic mammal. GTC’s transgenic production platform is particularly well suited to enabling cost effective development of proteins that are difficult to express in traditional recombinant production systems as well as proteins that are required in large volumes. Additional information is available on the GTC web site, http://www.gtc-bio.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding prospects for development of the portfolios of recombinant plasma proteins and monoclonal antibodies, the expected net utilization of cash and marketable securities in 2009, the prospects market launch of ATryn® in the US and for development in additional indications, the prospects for establishing new partnering relationships, including for ATryn® in Europe and for follow-on biologics,, the planned clinical development of GTC’s other programs, and plans for entering into additional collaborations, including for additional products. Such forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such statements. Factors that may cause such differences include, but are not limited to, the risks and uncertainties discussed in GTC’s most recent Annual Report on Form 10-K and its other periodic reports filed with the Securities and Exchange Commission, including the uncertainties associated with conducting clinical studies, and the risks and uncertainties associated with dependence upon the actions of partners and regulatory agencies. GTC cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and GTC undertakes no obligation to update or revise the statements, except as may be required by law.

GTC BIOTHERAPEUTICS, INC.

Selected Financial Information

(Unaudited, in thousands except per share amounts)

	Three months ended		Year ended
	December 28, 2008	December 30, 2007	December 28, 2008	December 30, 2007
Revenue	$1,043	$3,052	$16,656	$13,896

Costs of revenue and operating expenses:
Cost of revenue	582	1,855	8,624	11,561
Research and development	5,309	8,681	21,031	28,925
Selling, general and administrative	2,505	2,225	10,208	9,834

	8,396	12,761	39,863	50,320

Loss from operations	$(7,353)	$(9,709)	$(23,207)	$(36,424)

Other income (expense):	1,185	(123)	542	103

Net Loss	$(6,168)	$(9,832)	$(22,665)	$(36,321)

Net loss per common share (basic and diluted)	$(0.06)	$(0.13)	$(0.23)	$(0.47)

Weighted average number of shares outstanding (basic and diluted)	102,917	78,130	98,200	77,863

	December 28, 2008	December 30, 2007
Cash and marketable securities	$11,643	$15,765
Other current assets	2,112	1,214
Property and equipment, (net)	13,396	14,449
Other assets	13,252	9,285

Total assets	$40,403	$40,713

Current liabilities	$15,369	$15,652
Short-term deferred contract revenue	688	3,067
Long-term deferred contract revenue	9,180	4,433
Long-term debt	19,269	9,517
Other liabilities	20	20
Stockholders’ equity	(4,123)	8,024

Total liabilities and stockholders’ equity	$40,403	$40,713